Exhibit 99.1

NEWS RELEASE

Contacts:	Trey Stolz,
VP Investor Relations
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard ▪ Lascar Associates
713-529-6600
BASIC ENERGY SERVICES REPORTS
THIRD QUARTER 2018 RESULTS

FORT WORTH, Texas - November 1, 2018 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced its financial and operating results for the third quarter ended September 30, 2018.

THIRD QUARTER 2018 HIGHLIGHTS

Third quarter 2018 revenue decreased to $246.3 million from $253.4 million in the second quarter of 2018 with $6.0 million of the sequential drop due to lower sand volumes as we relocated our Permian and Delaware Basin frac equipment to the Mid-Continent and SCOOP/STACK, with an additional $2.6 million of revenue decline due to the closure and divestment of certain yards as part of our strategic realignment initiative, as discussed in further detail below. In the third quarter of 2017, Basic generated $233.5 million in revenue.
For the third quarter of 2018, Basic reported a net loss of $27.3 million, or a loss of $1.03 per basic and diluted share. This is compared to a net loss of $40.1 million, or $1.51 per basic and diluted share for the second quarter of 2018, and a net loss of $13.8 million, or $0.53 per basic and diluted share in the third quarter of 2017.
Adjusted EBITDA was $24.9 million, or 10.1% of revenues, excluding $5.6 million in non-cash stock compensation, for the third quarter of 2018, compared to $27.0 million, or 10.7% of revenues, excluding $6.0 million of non-cash stock compensation in the second quarter of 2018. Special items included in Adjusted EBITDA in the third quarter of 2018 consisted of $2.2 million of strategic consulting and realignment costs related to our strategic realignment initiative, which is discussed in further detail below, and $0.7 million of impairment expense. In the third quarter of 2017, Basic generated Adjusted EBITDA of $32.4 million, or 13% of revenues, excluding $5.9 million of non-cash stock compensation. EBITDA and Adjusted EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”).  See Note 2 under the accompanying financial tables for a discussion of EBITDA and Adjusted EBITDA and a reconciliation of each to the most directly comparable financial measure calculated and presented in accordance with GAAP. As of October 2, 2018, we have $167.0 million in liquidity, compared to $45.4 million at the end of the second quarter.

Exhibit 99.1

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “Our third quarter results unfolded much as we had anticipated. We were pleased to benefit from increased revenues and utilization from production-related services, expanded margins in both the Completion and Remedial and Water Logistics segments, and increased penetration of water disposal volumes through our pipeline system. Though our third quarter revenues were lower sequentially by over $7 million due to interruptions from our previously announced strategic realignment initiative and a larger-than-expected weather impact, we were nevertheless able to maintain total direct company margins flat at 22.7%.
“The strategic realignment we launched during the second quarter to exit non-core markets and business segments and relocate our assets to operating areas with our busiest customers is proceeding as planned. The process should be fully implemented by year-end. This important initiative is already having a positive impact on our margins, and we anticipate that going forward it will accelerate profitability and free cash flow through improved utilization, cost efficiencies, and preferred pricing across all of our business segments. We have already relocated frac assets from the Permian Basin, placing this equipment into the Mid-Continent where our current operating scale facilitates higher utilization rates. We have also relocated rental tools, water trucks and well servicing rigs from regions that have not recovered from the downturn as anticipated to core markets like the Permian Basin, SCOOP/STACK and Eagle Ford where we have market leading positions. All of these moves are resulting in steadier utilization of assets with higher gross margin potential. We also made some divestitures, including ceasing operations in August of our mining and construction yard in La Barge, Wyoming, in preparation for its eventual sale, which closed in October. While these relocations and divestitures caused short term disruptions to our top line, we believe the benefits of higher margins, reduced capital expenditure requirements and the overall streamlining of our fleet, footprint and strategy will far outweigh any temporary downside results.
“Weather interruptions delayed projects in several markets, but the most severe impacts were felt in the Permian Basin, Mid-Continent and Texas Gulf Coast regions. Unseasonal rainfall amounts stranded our assets and forced some customers to postpone scheduled work. As an example, Midland, TX, which is in the heart of the Permian Basin, received more than 100% of its annual rain fall average between the months of June and late October. October 2018 has already become the sixth wettest month on record for the city of Midland. Encouragingly, as these markets have dried out, they have returned to their healthy levels of activity.
“The Well Servicing segment experienced strong utilization based on current available labor, and as a result we are seeing additional rate traction in the mid-single digit range for the remainder of 2018. Segment margin declined due to asset movements as part of the realignment initiative, as well as weather/holiday impact. Margins should return to normal levels in the fourth quarter excluding any additional seasonality. Demand for 24-hour packages remained stable, averaging 23 active packages for the quarter (with rental equipment revenue booked in our Completion and Remedial segment). This average is down one from the second quarter due to the transit of two 24-hour rig packages from Appalachia to the Mid-Continent region. We expect this positive trend to improve as soon as our customers release their 2019 budget plans. Our fleet is uniquely equipped to handle this demand as we combine our high-spec well servicing rigs with our rental assets to form these larger packages preferred by our customers. We have deployed additional 1,000 horsepower pumps and will continue to add incremental ancillary equipment to our best-in-class fleet of rental equipment to address the burgeoning demand in the oilfield for all-in-one providers of service rigs and associated equipment packages that address the needs of today’s long lateral wells.
“The Water Logistics segment continues to perform very well as the amount of total water disposal volumes via higher-margin pipeline during the quarter increased 22% sequentially to represent a new high of 28% of all disposal water volumes. In addition, our Permian Basin operations moved almost 50% of its salt water disposal volumes via pipeline in the third quarter of 2018, another new record. As water disposal volumes via pipeline continue to swell, we are reducing the number of active fluid trucks by replacing

Exhibit 99.1

fewer at lease expiration. Excluding the impact of revenue lost from the cessation of operations of our La Barge yard, which represented approximately $1.2 million per month of revenue in this segment, segment revenue would have increased sequentially, despite the relocation of assets and closing of several yards in non-core markets.
“In our Completion and Remedial Services segment, we are already benefiting from the strategic realignment as the segment delivered a 180-basis points improvement in margin as the Mid-Continent markets provided steadier utilization and greater cost efficiencies from our scale. The coiled tubing and rental businesses saw improved sequential results as well.
“We currently expect the fourth quarter to be very similar to the third quarter in terms of pricing. However, shorter daylight hours and normal seasonal impacts of weather and holidays will hold utilization rates lower. In addition, we will be implementing the final phases of our strategic realignment initiative which should impact segment revenues slightly. General customer feedback suggests there will be a normal winding down of capital budgets through the end of the fourth quarter. In contrast, a few customers have already scheduled additional projects before year end. Considering all of these factors, we anticipate a typical fourth quarter revenue decrease of mid-to-high single digits on a sequential percentage basis. We believe the strategic realignment initiative into core markets, along with an improved pricing outlook across all segments, is contributing to the offset of the seasonal drop in working days.
“Customer commentary on 2019 planned capital expenditures remains very promising. We are also anticipating a gradual easing of the takeaway capacity challenges in the Permian Basin during 2019, which should have a material, positive impact on our completion-oriented assets, including our larger well service rigs, in the second half of 2019. Overall, we currently expect first half of 2019 to deliver revenue growth in the high single-digit percentage range compared to the first half of 2018.”

2018 First Nine Months Highlights

Revenues for the first nine months of 2018 rose 17% to $734.4 million from $628.8 million in the first nine months of 2017. For the nine months ended September 30, 2018, Basic reported a net loss of $97.9 million, or $3.70 per basic and diluted share, compared to a net loss of $76.4 million, or $2.94 per basic and diluted share, for the first nine months of 2017.

Adjusted EBITDA for the first nine months of 2018 was $75.2 million, or 10.2% of revenues, excluding $18.4 million of non-cash stock compensation, compared to $53.9 million, or 8.6% of revenues, excluding $16.6 million of non-cash stock compensation for the first nine months of 2017. EBITDA and Adjusted EBITDA are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”).  See Note 2 under the accompanying financial tables for a discussion of EBITDA and Adjusted EBITDA and a reconciliation of each to the most directly comparable financial measure calculated and presented in accordance with United States GAAP.

Exhibit 99.1

Business Segment Results

Well Servicing
Well Servicing revenues increased 4% to $67.2 million during the third quarter of 2018 compared to $64.4 million in the prior quarter led by increased rig activity and utilization as well as improved pricing late in the quarter. Well Servicing revenues were $54.6 million in the third quarter of 2017. Weather and holidays negatively impacted well servicing revenues by approximately $2.0 million in the third quarter, a significantly higher than typical figure for the quarter.
The well servicing rig count was 310 at September 30 and March 31, 2018, down from 421 at September 30, 2017. Rig hours were 180,300 in the third quarter of 2018, down 1% compared to 181,600 hours in the second quarter of 2018 and up 9% from 165,200 hours in the comparable quarter of last year. Rig utilization was 82% in the third quarter of 2018, same as the prior quarter and up from 72% in the third quarter of 2017 based on our current fleet of 310 service rigs. Basic averaged a total of 23 24-hour rental equipment packages working for the third quarter of 2018, due to the relocation of two 24-hour packages from Appalachia. The company had a total of 28 24-hours packages in the field at the end of the third quarter. During the third quarter of 2017, the company averaged only 11 active equipment packages. As a reminder, revenue for the rental equipment portion of a 24-hour package is recorded in our Completion and Remedial segment.
Revenue per well servicing rig hour, net of Taylor manufacturing revenue, was $357 in the third quarter of 2018, compared to $348 in the previous quarter and up 9% from $329 reported in the third quarter of 2017. The sequential increase in the third quarter was due to the additional 24-hour rigs operating in the quarter, which, in addition to improved hours, resulted in higher rates as well as additional revenue opportunities.
Segment profit in the third quarter of 2018 decreased 17.6% to $12.1 million, compared to $14.7 million in the prior quarter and increased 6% from $11.4 million during the same period in 2017. Net of Taylor manufacturing revenue, segment profit in the third quarter of 2018 decreased 14% from the second quarter of 2018 to $11.8 million. Segment profit margin decreased to 18.1% (or 18.3% net of Taylor) in the third quarter of 2018 from 22.9% (23% net of Taylor) in the prior quarter as billable time lost due to asset relocations, as well as holiday and weather disruptions, particularly during September, negatively impacted margins. In the third quarter of 2017, segment profit was 21% of segment revenue.

Water Logistics
Water Logistics revenue in the third quarter of 2018 was flat at $59.5 million compared to $59.7 million in the prior quarter. During the third quarter of 2017, this segment generated $52.3 million in revenue. Weather and holidays negatively impacted well servicing revenues by $0.3 million in the third quarter.
The weighted average number of fluid services trucks decreased 9% to 870 during the third quarter of 2018, compared to 903 during the second quarter of 2018 and decreased 8% compared to 947 during the third quarter of 2017. The decrease in the number of trucks has been driven by the structural change taking place in the industry where increasing volumes of fluids are moving through pipelines, a significantly lower-cost alternative for our clients and higher-margin vis-à-vis transportation via trucks. Truck hours of 448,200 during the third quarter of 2018 represented a decrease of 8% from the 486,800 generated in the second quarter of 2018 and a decrease of 7% compared to 483,300 in the same period in 2017.
Total pipeline water volumes disposed at Basic-owned salt water disposal wells ("Basic SWDs") reached 2.5 million barrels during the third quarter of 2018 compared to 2.1 million barrels during the second quarter of 2018. Pipeline disposal volumes to Basic SWD's in the Permian Basin continue to grow and

Exhibit 99.1

have now reached 49% of total water disposal volumes in the Permian Basin, up from 39% for the second quarter of 2018.
Segment profit in the third quarter of 2018 increased by 7% to $16.8 million, compared to a profit of $15.7 million in the second quarter of 2018. Segment profit margin increased approximately 100 basis points to 28% due to increases in higher margin pipeline disposal. Segment profit in the same period in 2017 was $11.1 million, or 21% of segment revenue.

Completion and Remedial Services
Completion and Remedial Services revenue decreased 8.6% to $116.0 million in the third quarter of 2018 from $126.9 million in the prior quarter. The decrease in revenue was primarily due to weather impacts and a decrease in frac revenue during the quarter as we located two large spreads from Midland to the Mid-Continent. In the third quarter of 2017, this segment generated $123.7 million in revenue. Weather and holidays negatively impacted revenues by $0.6 million in the third quarter.
At September 30, 2018, Basic had approximately 516,000 hydraulic horsepower (“HHP”), flat with the end of the previous quarter and down from 523,000 at September 30, 2017. Weighted average HHP for the third quarter of 2018 decreased to 516,000 from second quarter of 2018 levels of 517,000.
Segment profit in the third quarter of 2018 decreased 1% to $26.2 million compared to $26.4 million in the prior quarter. Segment margin for the third quarter of 2018 increased 180 basis points to 23% compared to 21% during the previous quarter as we begin to realize the benefits of greater scale in the Mid-Continent and SCOOP/STACK. The decrease in segment gross profit was due to the decremental impact of lower revenue in the frac segment. During the third quarter of 2017, segment gross profit was $39.2 million, or 32% of segment revenue.

Contract Drilling
Contract Drilling revenues increased by 53% to $3.6 million during the third quarter of 2018 from $2.3 million in the prior quarter. During the third quarter of 2017, this segment generated $2.8 million in revenue. Basic marketed 11 drilling rigs during the third and second quarter of 2018, and the third quarter of 2017. Revenue per drilling day in the third quarter of 2018 was up 8% to $27,700 compared to $25,700 in the previous quarter and down from $31,000 in the third quarter of 2017, due to increased rates.
Rig operating days during the third quarter of 2018 increased by 42% to 129 compared to 91 in the prior quarter, resulting in rig utilization of 13% during the third quarter of 2018 compared to 9% during the prior quarter, due to running one additional rig. In the comparable period in 2017, rig operating days were 92, resulting in a utilization rate of 9%.
Segment profit in the third quarter of 2018 was $840,000 compared to $594,000 in the prior quarter and $301,000 in the third quarter of 2017. Segment margin for the third quarter of 2018 was 24% of segment revenues compared to 25% in the prior quarter. The improved margin is due to increases in rig moving activity, and decreased transportation expense. Last year in the comparable period, segment margin was 11%.
G&A Expense
Reported general and administrative (“G&A”) expense was $39.6 million for the third quarter of 2018 compared to a reported G&A expense for the second quarter of 2018 of $51.5 million. The majority of this decrease is related to decreases in special items such as the second quarter accrual of $6.0 million for Basic's liability under our Texas sales and use tax audit, accelerated non-cash deferred compensation costs

Exhibit 99.1

of $3.9 million related to the retirement of Basic's prior CFO, and bad debt related to a single customer of $3.1 million. Special items in the third quarter include costs related to the strategic realignment of approximately $2.2 million. Excluding the special items mentioned above, third quarter G&A expense totaled $37.4 million compared to $36.7 million in the second quarter of 2018, excluding the special items noted above. Excluding costs associated with the bankruptcy and restructuring and retention expenses, G&A expense in the third quarter of 2017 was $35.5 million.
Interest Expense
Net interest expense for the third quarter of 2018 was $10.9 million, which includes interest on Basic’s term loan, ABL facility, capital leases and other financings. Net interest expense in the second quarter of 2018 was $12.8 million, and $8.9 million in the third quarter of 2017.
Income Taxes
Basic’s tax expense for the third quarter of 2018 was $0 compared to tax expense of $278,000 in the second quarter of 2018. The effective tax rate was 0% in the third quarter of 2018 compared to 1% in the prior quarter. The effective tax benefit of $1.7 million in the third quarter of 2017 translated into an effective tax rate of 11%. As of September 30, 2018, Basic had approximately $775.4 million of net operating loss carryforwards, for federal income tax purposes. Basic provides a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized. As of September 30, 2018, a valuation allowance of $165.1 million was recorded against the Company's net deferred tax assets for all jurisdictions that are not expected to be realized.
Cash and Total Liquidity

On September 30, 2018, Basic had cash and cash equivalents of approximately $30.8 million, compared to $38.5 million at December 31, 2017 and $30.7 million on June 30, 2018.

At September 30, 2018, Basic had an outstanding amount of $90.0 million drawn on its prior revolving asset-based lending facility (“Prior ABL Facility”).
On October 2, 2018, the Company issued in a private placement offering $300 million aggregate principal amount of 10.75% senior secured notes due 2023 (the “Senior Notes”) at 99.042% of par and entered into a new $150 million senior secured revolving credit facility, subject to borrowing base capacity (the “New ABL Facility”). In connection with the closing of the Senior Notes, the Company repaid the balances outstanding under the Prior ABL Facility and the Term Loan in their entirety and terminated both facilities. Basic's availability under the New ABL Facility at October 2, 2018 was $80.9 million and our cash balance stood at $86.1 million, bringing total liquidity to $167.0 million.
Capital Expenditures
Total capital expenditures during the third quarter of 2018 were approximately $23.1 million (including capital leases and other financing of $5.5 million), comprised of $7.7 million for expansion projects, $14.7 million for sustaining and replacement projects and $804,000 for other projects. Expansion capital spending included $4.0 million for the Water Logistics segment, $1.9 million for the Well Servicing segment, and $1.8 million for the Completion and Remedial services segment. Other capital expenditures were mainly for facilities and information technology infrastructure. Basic currently anticipates 2018 capital expenditures of $80.0 million, including $20.0 million of capital leases and other financings.

Exhibit 99.1

Conference Call

Further details are provided in the presentation for our quarterly conference call to review the third quarter of 2018 results, available in the investor relations section of our corporate website. Basic will host a conference call to discuss its third quarter 2018 results on Friday, November 2, 2018, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until November 9, 2018 and may be accessed by calling (201) 612-7415 and using pass code 13683453#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.
About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating areas. The Company’s operations are managed regionally and are concentrated in major United States onshore oil producing regions located in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, California and Colorado. Our operations are focused on liquids-rich basins that have historically exhibited strong drilling and production economics in recent years. Specifically, we have a significant presence in the Permian Basin and the Bakken, Eagle Ford, and Denver-Julesburg shales. We provide our services to a diverse group of over 2,000 oil and gas companies. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.
Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "estimate," "expect," "anticipate," "project," "intend," "seek," "could," "should," "may," "potential" and similar expressions are intended to identify forward-looking statements. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition within our industry. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Exhibit 99.1

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Income Statement Data:
Revenues:
Completion and remedial services	$115,978	$123,650	$360,523	$311,466
Water Logistics	59,539	52,333	175,727	153,279
Well servicing	67,246	54,629	189,188	156,302
Contract drilling	3,571	2,848	8,930	7,728
Total revenues	246,334	233,460	734,368	628,775
Expenses:
Completion and remedial services	89,777	84,481	279,963	232,932
Water Logistics	42,785	41,281	127,716	124,399
Well servicing	55,106	43,219	152,977	125,931
Contract drilling	2,731	2,547	7,017	6,818
General and administrative (1)	39,599	39,235	132,038	109,478
Depreciation and amortization	32,754	29,478	94,150	80,846
(Gain) loss on disposal of assets	191	26	3,891	(664)
Total expenses	262,943	240,267	797,752	679,740
Operating loss	(16,609)	(6,807)	(63,384)	(50,965)
Other income (expense):
Interest expense	(10,896)	(8,892)	(34,985)	(27,181)
Interest income	88	5	175	23
Other income	81	109	492	344
Loss before income taxes	(27,336)	(15,585)	(97,702)	(77,779)
Income tax benefit (expense)	—	1,740	(219)	1,366
Net loss	$(27,336)	$(13,845)	$(97,921)	$(76,413)
Loss per share of common stock:
Basic	$(1.03)	$(0.53)	$(3.70)	$(2.94)
Diluted	$(1.03)	$(0.53)	$(3.70)	$(2.94)

Other Financial Data:
EBITDA (2)	$16,226	$22,780	$31,258	$30,225
Adjusted EBITDA (2)	24,926	32,434	75,184	53,934
Capital expenditures:
Property and equipment	16,890	14,550	48,588	48,295
Capital Leases	5,518	11,826	16,565	64,041

	As of
	September 30,	December 31,
	2018	2017
	(Unaudited)	Audited
Balance Sheet Data:
Cash and cash equivalents	$30,847	$38,520
Net property and equipment	465,553	502,579
Total assets	778,970	820,480
Total long-term debt	278,319	259,242
Total stockholders' equity	261,010	338,653

Exhibit 99.1

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Segment Data:	(unaudited)
Completion and Remedial Services
Total hydraulic horsepower (HHP)	516,000	523,000	516,000	523,000
Total Frac HHP	386,000	413,000	386,000	413,000
Coiled tubing units	18	16	18	16
Rental and Fishing tool stores	16	16	16	16
Segment Profits as a percent of revenue	22%	32%	23%	25%

Water Logistics
Weighted average number of fluid service trucks	870	947	909	942
Truck hours (000's)	448.2	483.3	1,414.6	1,441.1
Revenue per fluid services truck (000's)	$68	$55	$193	$163
Segment profits per fluid services truck (000's)	$19	$12	$53	$31
Segment profits as a percent of revenue	28%	21%	27%	19%

Well Servicing
Weighted average number of rigs	310	421	310	421
Rig hours (000's)	180.3	165.2	530.4	485.1
Rig utilization rate	82%	55%	80%	54%
Revenue per rig hour, excluding manufacturing	$357	$329	$348	$319
Well servicing rig profit per rig hour	$67	$69	$68	$62
Segment profits as a percent of revenue	18%	21%	19%	19%

Contact Drilling
Weighted average number of rigs	11	11	11	11
Rig operating days	129	92	395	318
Drilling utilization rate	13%	9%	13%	9%
Revenue per day	$27,700	$31,000	$22,600	$24,300
Drilling rig profit per day	$6,500	$3,300	$4,800	$2,900
Segment profits as a percent of revenue	24%	11%	21%	12%

Note (1)
 Includes approximately $5,570,000 and $5,891,000 of non-cash compensation expense for the three months ended September 30, 2018 and 2017, respectively, and $21,994,000 and $16,615,000 for the nine months ended September 30, 2018 and 2017.

Note (2)
This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, the gain or loss on disposal of assets, non-cash stock compensation, audit related sales and use tax, executive retirement, executive bonus payments, bad debt expense, strategic consulting and realignment costs, costs for a withdrawn bond offering, impairment expense, retention expense, restructuring expense, and due diligence for business development activities, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

Exhibit 99.1

Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
EBITDA does not reflect income taxes;
         Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
Adjusted EBITDA does not reflect Basic’s non-cash stock compensation;
Adjusted EBITDA does not reflect Basic’s audit related sales and use tax expense recorded during the three months ended June 30, 2018;
Adjusted EBITDA does not reflect Basic’s executive retirement during the three months ended June 30, 2018;
Adjusted EBITDA does not reflect Basic’s excess bad debt due to a single customer during the three months ended June 30, 2018;
Adjusted EBITDA does not reflect Basic’s strategic realignment expense;
Adjusted EBITDA does not reflect Basic’s costs for a withdrawn bond offering incurred during the three months ended March 31, 2018;
         Adjusted EBITDA does not reflect Basic’s executive bonus expense attributable to the portion of executive bonuses for 2017 that were approved by the Compensation Committee of the Board of Directors and paid in 2018;

Adjusted EBITDA does not reflect Basic’s non-cash inventory impairment;
Adjusted EBITDA does not reflect Basic’s restructuring or retention costs; and
Adjusted EBITDA does not reflect Basic’s costs for due diligence for business development activities incurred in the three months ended September 30, 2017;
Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

Exhibit 99.1

The following table presents a reconciliation of net loss to EBITDA:

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Reconciliation of Net Loss to EBITDA:
Net loss	$(27,336)	$(13,845)	(97,921)	(76,413)
Income taxes	—	(1,740)	219	(1,366)
Net interest expense	10,808	8,887	34,810	27,158
Depreciation and amortization	32,754	29,478	94,150	80,846
EBITDA	$16,226	$22,780	31,258	30,225

The following table presents a reconciliation of net loss to Adjusted EBITDA:

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	(27,336)	(13,845)	(97,921)	(76,413)
Income taxes	—	(1,740)	219	(1,366)
Net interest expense	10,808	8,887	34,810	27,158
Depreciation and amortization	32,754	29,478	94,150	80,846
(Gain) loss on disposal of assets	191	26	3,891	(664)
Non cash stock compensation	5,570	5,891	18,401	16,615
Audit-related state sales and use tax	—	—	5,983	—
Executive retirement	—	—	3,855	—
Bad debt	—	—	3,100	—
Strategic consulting and realignment	2,234	—	4,634	—
Costs for withdrawn bond offering	—	—	1,753	—
Executive bonus	—	—	1,604	—
Impairment expense	705	—	705	—
Retention expense	—	—	—	1,357
Restructuring expense	—	—	—	2,664
Due diligence for business development activities	—	3,737	—	3,737
Adjusted EBITDA	24,926	32,434	75,184	53,934